Arista Networks, Inc 5453 Great America Parkway Santa Clara, CA 95054 Tel: 408-547-5500 www.arista.com

Todd Nightingale
[home address]

June 12, 2025

Dear Todd,

On behalf of Arista Networks, Inc. ("the Company"), I am pleased to offer you a full-time exempt position as President & Chief Operating Officer (“COO”), effective July 1, 2025. You have until June 15, 2025 to accept this offer, at which time it expires. The terms of this offer are as follows:

1. Salary: The Company will pay you a base salary of $ 350,000 per year in accordance with the Company's standard payroll policies.   Your salary may be adjusted from time to time at the Company’s sole discretion.

2. Bonus: For year 2025 you will be eligible to receive a prorated bonus that accounts for your being employed for a portion of 2025 subject to performance, less applicable withholdings and deductions, payable in 2 installments: first installment to be paid by September 30, 2025 and second installment to be paid on the last scheduled payroll in December 2025.

Starting in year 2026, you will be eligible to participate in the Company’s bonus program and receive an annual discretionary bonus, less applicable withholdings and deductions, pursuant to the terms of the program. Please note that you must be an employee of the Company on the bonus payout date to be eligible to receive the bonus payment. Lastly, as a reminder, both your base salary and the components of your discretionary bonus are subject to periodic review and may be modified by the Company as deemed necessary in its sole and absolute discretion.

Please note that you must be an employee of the Company on the bonus payout date to be eligible to receive the bonus payment. Lastly, as a reminder, both your base salary and the components of your discretionary bonus are subject to periodic review and may be modified by the Company as deemed necessary in its sole and absolute discretion.

3. Benefits: During the term of your employment, you will be eligible to participate in all of the Company's standard health, vacation, and other benefits covering employees. The Company reserves the right to change the benefit plans and programs that it offers to its employees at any time.

4. Stock: Subject to a separate equity award agreement (the “Equity Award Agreement”) and approval by the Company’s board of directors or its compensation committee, you will be granted:

a.Restricted stock units covering shares of Company common stock having a “value” equal to $30,000,000 (the “RSUs”). For purposes of the previous sentence, the “value” of a share means the lowest closing price of the Company’s common stock during the 90-trading day period ending on the Tuesday preceding the grant date of the RSUs. The Company’s restricted stock units vest on 4 designated dates each quarter (each, a “Quarterly Vesting Date”). Your RSU agreement will specify these Quarterly Vesting Dates. Your RSU agreement will specify these Quarterly Vesting Dates. Your RSUs will vest at a rate of 1/4 on the first Quarterly Vesting Date after the one-year anniversary of the vesting commencement date and 1/16th of the RSUs vest per quarter on each Quarterly Vesting Date thereafter over a total of approximately four years. All vesting is subject to your continued service to the Company through each Quarterly Vesting Date.

Arista Networks, Inc 5453 Great America Parkway Santa Clara, CA 95054 Tel: 408-547-5500 www.arista.com

b.Performance based stock units covering shares of Company common stock having a “value” equal to $2,000,000 (the “PSU”). For purposes of the previous sentence, the “value” of a share means the lowest closing price of the Company’s common stock during the 90-trading day period ending on the Tuesday preceding the grant date of the PSUs. The PSUs will be subject to performance-based vesting conditions that will be reasonably determined by the Company. You will be eligible to earn 1/3 of the PSU during each of the following six-month performance periods:

a.August 1, 2025 to January 31, 2026
b.February 1, 2026 to July 31, 2026
c.August 1, 2026 to January 31, 2027

The first vesting date is anticipated to be in February 2026. All subject to your continued service to the Company through each applicable Quarterly Vesting Date

The amounts of compensation described in this letter are before taxation or other withholdings required or permitted by law. The Company reserves the right to withhold all applicable federal, state, and local income, Social Security, and other employment taxes, along with any other amounts of required withholding, from all amounts of compensation and other remuneration payable to you, whether as direct compensation or pursuant to any of the compensation or benefit plans in which you may participate. You will receive payment of your earned compensation by direct deposit to a bank account of your choice.

Your employment with the Company will be “at-will”. This means that your employment will not be for any specified period of time and can be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. Notwithstanding the foregoing, you may be entitled to accelerated vesting and other severance benefits in the event of a termination or change in the nature of your job, as set forth in the Severance Agreement.

This offer is conditioned on you signing the Company’s At-Will Employment, Confidentiality, and Invention Agreement, the Company’s Mutual Arbitration Agreement successful completion of a background investigation, consistent with applicable federal, sated and local law, submitting the legally required proof of your identity and authorization to work in the United States, and your ability to comply with all applicable export and reexport control laws and regulations, including the Export Administration Regulations maintained by the United States Department of Commerce. By signing and accepting this offer, you represent and warrant that you are not subject to any other legal obligation that prevents you to be employed with or to provide services to the Company.

The Company intends that all payments made under this letter agreement be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so be exempt or comply. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

Arista Networks, Inc 5453 Great America Parkway Santa Clara, CA 95054 Tel: 408-547-5500 www.arista.com

On the Start Date, you and the Company will enter into a Severance Agreement dated as of the Start Date in the form attached hereto as Exhibit A (the “Severance Agreement”) and an Indemnification Agreement dated as of the Appointment Date in the form attached hereto as Exhibit B (the “Indemnification Agreement”).. This letter agreement, the Severance Agreement, the Indemnification Agreement the Equity Award Agreements (when entered into), the At-Will Employment, Confidentiality, and Invention Agreement, and the Mutual Arbitration Agreement set forth the terms of your employment with the Company and supersede any prior representations and agreements, whether written and oral, regarding the terms of your employment with the Company.  This letter agreement may not be modified or amended, except by a written agreement, signed by both you and the Company’s Chief Executive Officer. This letter agreement is governed by California law. If any provision of this agreement is held invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable.

By signing this offer letter, you represent and warrant that you are not party to any agreement or subject to any policy applicable to you that would prevent or restrict your from engaging in activities competitive with the activities of your former employer or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your former employer. Alternatively, if you are subject to such an agreement or policy, you have informed or will promptly inform the Company of that fact, you affirm that you have provided or will provide promptly a copy of any such agreement or policy to the Company, and you affirm that you have complied and will comply with it, and that your employment with the Company does not violate any such agreement or policy.

It is an exciting time in the industry, we look forward to working with you. Congratulations!

Sincerely,

/s/ Jayshree Ullal

Jayshree Ullal
Chairperson and Chief Executive Officer

Accepted:    /s/ Todd Nightingale        Date: June 13, 2025